Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal 2017 Operating Results
Fiscal 2017 Summary

•	Net income of $10.4 million, or $0.45 per share

•	Total new loan commitments of $328.3 million and loan fundings of $245.7 million

•	Total gross loans outstanding increased $118.1 million in 2017 for a total annual growth of 12.5%

•	51.7% of the $118.1 million increase in gross loans in 2017 is attributable to commercial loans

•	Nonperforming assets decreased 76.1% from December 31, 2016 to 0.45% of total assets

•	Net interest margin increased to 3.74% for 2017 from 3.30% for 2016

Fourth Quarter Summary

•	Net income of $2.4 million, or $0.10 per share

•	Total new loan commitments of $69.9 million and loan fundings of $54.9 million

•	Total gross loans outstanding increased $24.6 million from September 30, 2017

•	Nonperforming assets decreased 42.7% from September 30, 2017

•	Total assets surpassed $1.3 billion for the first time in the history of the Bank

COSTA MESA, Calif., January 29, 2018 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. (“PMAR”), a wholly owned non-bank subsidiary, today reported its financial results for the three months and year ended December 31, 2017.
For the fourth quarter of 2017, the Company reported net income of $2.4 million, or $0.10 per share. This compares with net income of $3.8 million, or $0.16 per share, in the third quarter of 2017, and net income of $309 thousand, or $0.01 per share, in the fourth quarter of 2016. The decrease in net income, as compared to the three months ended September 30, 2017, is primarily attributable to a decrease in net interest income and an increase in noninterest expense. The decrease in net interest income is a result of a higher level of interest income in the quarter ended September 30, 2017 attributable to the recovery of $1.1 million in interest income on a single loan relationship that had been on nonaccrual status but was paid in full during the third quarter. The increase in noninterest expense is primarily related to increases in our accounting and legal fees.
For the year ended December 31, 2017, the Company reported net income of $10.4 million, or $0.45 per share. This compares with a net loss of $34.6 million, or $(1.51) per share, for the year ended December 31, 2016. The increase in net income is primarily the result of an $8.2 million increase in net interest income, resulting from our $118.1 million increase in gross loans for the year and an increase of $1.4 million in our noninterest income as a result of an increase in our service and loan related fees. Additionally, our net income increased as a result of no provision for loan and lease losses in 2017 as compared to a provision of $19.9 million during 2016, resulting from an improvement in our asset quality, and an income tax benefit of $91 thousand for the year ended December 31, 2017 as compared to an income tax provision of $16.8 million during the same period in 2016 related to the establishment of a full valuation allowance on our deferred tax asset in the prior year.

Exhibit 99.1

Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We are very pleased with the progress we made on our strategic priorities in 2017, which resulted in strong commercial loan growth, an expanded net interest margin, a higher level of efficiencies, and improved asset quality. The positive trends we saw across the Company drove a significant increase in our level of profitability over the prior year. We anticipate another year of strong commercial loan growth in 2018, although we expect it will be partially offset by the continued runoff of real estate loans. In addition to continuing to attract new operating companies to the Bank and further improving efficiencies, we will be highly focused on drawing in new clients that have primarily depository needs. We believe that improving our deposit mix and lowering our cost of funds will have a positive impact on continued earnings growth.”

Results of Operations
The following table shows our operating results for the three months and year ended December 31, 2017, as compared to the three months ended September 30, 2017 and the three months and year ended December 31, 2016. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Year Ended December 31,
	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
	($ in thousands)
Total interest income	$13,812	$14,025	$10,612	$51,573	$41,000
Total interest expense	2,542	2,020	1,462	7,831	5,477
Net interest income	11,270	12,005	9,150	43,742	35,523
Provision for loan and lease losses	—	—	—	—	19,870
Total noninterest income	1,009	964	265	4,374	2,937
Total noninterest expense	10,108	9,176	9,265	37,758	36,401
Income tax provision	(241)	37	(159)	(91)	16,832
Net income (loss)	$2,412	$3,756	$309	$10,449	$(34,643)
Net Interest Income
Q4 2017 vs Q3 2017. Net interest income decreased $735 thousand, or 6.1%, for the three months ended December 31, 2017 as compared to the three months ended September 30, 2017 primarily as a result of:

•
A decrease in interest income of $213 thousand, or 1.5%, primarily attributable to the recovery of $1.1 million in interest income on a single loan relationship that had been on nonaccrual status but was paid in full during the third quarter, partially offset by an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the three months ended December 31, 2017 as compared to the three months ended September 30, 2017, which was primarily the result of the rising interest rate environment; and

•
An increase in interest expense of $522 thousand, or 25.8%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the three months ended December 31, 2017 as compared to the three months ended September 30, 2017, which was primarily the result of new client acquisition, our decision to increase the rate of interest paid on our certificates of deposit resulting from the rising interest rate environment, and an increase in our Federal Home Loan Bank (“FHLB”) borrowings.

Our net interest margin decreased to 3.63% for the three months ended December 31, 2017 as compared to 4.06% for the three months ended September 30, 2017 primarily as a result of the recovery of $1.1 million in interest income on a single loan relationship that had been on nonaccrual status but was paid in full during the third quarter, partially offset by a favorable shift in the mix of interest-earning assets for the three months ended December 31, 2017 as compared to the three months ended September 30, 2017.
Q4 2017 vs Q4 2016. Net interest income increased $2.1 million, or 23.2%, for the three months ended December 31, 2017 as compared to the three months ended December 31, 2016 primarily as a result of:

•
An increase in interest income of $3.2 million, or 30.2%, primarily attributable to an increase in interest earned on loans as a result of a higher average balance and an increase in the average yield on loans for the three months ended December 31, 2017 as compared to the three months ended December 31, 2016, which was primarily the result of the rising interest rate environment; partially offset by

•
An increase in interest expense of $1.1 million, or 73.9%, primarily attributable to an increase in the volume of and rates of interest paid on, our deposits for the three months ended December 31, 2017 as compared to the three months ended December 31, 2016, which was primarily the result of new client acquisition, our decision to increase the rate of interest paid on our certificates of deposit resulting from the rising interest rate environment, and an increase in our FHLB borrowings.

2017 vs 2016. Net interest income increased $8.2 million, or 23.1%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016, primarily as a result of:

•
An increase in interest income of $10.6 million, or 25.8%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance and an increase in the average yield on loans for the year ended December 31, 2017 as compared to the year ended December 31, 2016, which was primarily the result of the rising interest rate environment, and the recovery of $1.1 million in interest income on a single loan relationship that had been on nonaccrual status but was paid in full during the third quarter of 2017; partially offset by

•
An increase in interest expense of $2.4 million, or 43.0%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the year ended December 31, 2017 as compared to the year ended December 31, 2016, which was primarily the result of new client acquisition, our decision to increase the rate of interest paid on our certificates of deposit resulting from the rising interest rate environment, and an increase in our FHLB borrowings.

Provision for Loan and Lease Losses
Q4 2017 vs Q3 2017. We recorded no provision for loan and lease losses during either the three months ended December 31, 2017 or September 30, 2017 due primarily to reserves for new loans being offset by a decline in the level of classified assets. During the three months ended December 31, 2017, we had net charge-offs of $852 thousand, compared with net charge-offs of $2.1 million for the three months ended September 30, 2017.
Q4 2017 vs Q4 2016. We recorded no provision for loan and lease losses during either the three months ended December 31, 2017 or December 31, 2016. There was no provision for the fourth quarter of 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets. There was no provision for loan and lease losses in the fourth quarter of 2016 due primarily to reserves for new loan growth being offset by improvement in asset quality.
2017 vs 2016. We recorded no provision for loan and lease losses during the year ended December 31, 2017 as compared to a provision for loan and lease losses of $19.9 million recorded during the year ended December 31, 2016. We recorded no provision for loan and lease losses during the year ended December 31, 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets. We recorded a provision for loan and lease losses of $19.9 million for the year ended December 31, 2016 primarily as a result of new loan growth and downgrades and charge-offs on several loans that exceeded recoveries during the year ended December 31, 2016.
Noninterest Income
Q4 2017 vs Q3 2017. Noninterest income increased $45 thousand, or 4.7%, for the three months ended December 31, 2017 as compared to the three months ended September 30, 2017, resulting from an increase in our loan servicing fees during the fourth quarter of 2017.
Q4 2017 vs Q4 2016. Noninterest income increased by $744 thousand, or 280.8%, for the three months ended December 31, 2017 as compared to the three months ended December 31, 2016, primarily as a result of:

•	A loss of $24 thousand on the sale of other assets in the fourth quarter of 2017 as compared to a loss of $527 thousand during the same period in 2016; and

•	An increase in loan servicing and referral fees during the fourth quarter of 2017.
2017 vs 2016. Noninterest income increased $1.4 million, or 48.9%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016, primarily as a result of:

•	An increase in loan servicing and referral fees during the year ended December 31, 2017 as compared to the same period in 2016; and

•	A loss of $37 thousand on the sale of other assets during the year ended December 31, 2017 as compared to a loss of $527 thousand during the same period in 2016; partially offset by

•	A decrease of $40 thousand in net gain on sale of small business administration loans for the year ended December 31, 2017 as compared to the same period in 2016.
Noninterest Expense
Q4 2017 vs Q3 2017. Noninterest expense increased $932 thousand, or 10.2%, for the three months ended December 31, 2017 as compared to the three months ended September 30, 2017, primarily as a result of:

•	An increase of $267 thousand in our loan-related expenses as a result of the reversal of our mortgage repurchase reserve during the three months ended September 30, 2017;

•	An increase of $275 thousand in our professional fees attributable to an increase in accounting and legal fees during the fourth quarter of 2017; and

•	An increase in various expense accounts related to the normal course of operating, including expenses related to business development and data processing.
Q4 2017 vs Q4 2016. Noninterest expense increased $843 thousand, or 9.1%, for the three months ended December 31, 2017 as compared to the three months ended December 31, 2016, primarily as a result of:

•
An increase of $910 thousand in salaries and employee benefits primarily related to our incentive compensation accrual for the fourth quarter of 2017 and the reversal of our incentive compensation accrual during the fourth quarter of 2016; and

•	An increase in various expense accounts related to the normal course of operating, including expenses related to business development and data processing; partially offset by

•	A decrease of $378 thousand in our professional fees primarily related to lower legal fees in 2017.
2017 vs 2016. Noninterest expense increased $1.4 million, or 3.7%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016, primarily as a result of:

•
An increase of $1.2 million in salaries and employee benefits primarily related to our incentive compensation accrual for the current year and the reversal of our incentive compensation accrual during the fourth quarter of 2016 for the prior year; and

•	An increase of $169 thousand in our professional fees attributable to an increase in accounting and legal fees during the year ended December 31, 2017.
Income tax provision (benefit)
For the three months and year ended December 31, 2017, we had an income tax benefit of $241 thousand and $91 thousand, respectively. The income tax benefit for the three months and year ended December 31, 2017 represents the reclassification of the alternative minimum tax credit carryforward from a deferred tax asset to an income tax receivable as required by the Tax Cuts and Jobs Act signed into law on December 22, 2017. This was partially offset by the payment to the State of California for the cost of doing business within the state. No additional income tax expense was recorded as a result of our full valuation allowance, discussed further below. The fourth quarter of 2017 and year ended December 31, 2017 results reflect the estimated impact of the enactment of the new tax law, which resulted in a minimal increase in net income due to the elimination of the corporate alternative minimum tax. Additionally, as part of the newly enacted tax law, the decrease in our deferred tax asset and corresponding valuation allowance as of December 31, 2017 is primarily attributable to the Federal corporate tax rate decreasing from 35% to 21%, which caused us to decrease our gross deferred tax asset and the related valuation allowance to $15.9 million from $21.7 million as of September 30, 2017. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses to be carried forward for 20 years from the date of the loss, and while management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we are unable to assert the timing as to when that realization will occur. Due to the hierarchy of evidence that the accounting rules specify, management determined that a full valuation allowance that was previously established on the balance of our deferred tax asset was still required at December 31, 2017.
For the three months and year ended December 31, 2016, we had income tax benefit of $159 thousand and income tax expense of $16.8 million, respectively. The income tax benefit for the three months ended December 31, 2016 represents a true up related to a prior year intraperiod tax allocation that was adjusted in the fourth quarter of 2016 to our actual income tax expense. The income tax expense for the year ended December 31, 2016 was a result of the Company's net loss during the year and the establishment of a full valuation allowance during 2016 on the balance of our deferred tax asset, which includes current and historical losses that may be used to offset taxes on future profits. Negative evidence included the significant losses incurred during the second and third quarters of 2016, an increase in our nonperforming assets from December 31, 2015 to December 31, 2016, a cumulative three-year loss position, and our accumulated deficit. Positive evidence included our forecast of our taxable income, the time period in which we have to utilize our deferred tax asset and the current economic conditions. While management believed that the Company would be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we were unable to assert the timing as to when that realization would occur. As a result of this conclusion and due to the hierarchy of evidence that the accounting rules specify, a valuation allowance was recorded as of December 31, 2016 to offset the deferred tax asset.

Balance Sheet Information
Loans
As indicated in the table below, at December 31, 2017, gross loans totaled approximately $1.1 billion, which represented an increase of $24.6 million, or 2.4%, compared to gross loans outstanding at September 30, 2017, and an increase of $118.1 million, or 12.5%, compared to gross loans outstanding at December 31, 2016. The following table sets forth the composition, by loan category, of our loan portfolio at December 31, 2017, September 30, 2017 and December 31, 2016.

	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$394,493	37.1%	$364,242	35.0%	$333,376	35.2%
Commercial real estate loans - owner occupied	214,365	20.1%	211,514	20.3%	214,420	22.7%
Commercial real estate loans - all other	228,090	21.4%	235,319	22.6%	173,223	18.3%
Residential mortgage loans - multi-family	114,302	10.7%	123,698	11.9%	130,930	13.8%
Residential mortgage loans - single family	24,848	2.3%	27,983	2.7%	34,527	3.6%
Construction and land development loans	34,614	3.3%	28,461	2.7%	18,485	2.0%
Consumer loans	53,918	5.1%	48,801	4.7%	41,563	4.4%
Gross loans	$1,064,630	100.0%	$1,040,018	100.0%	$946,524	100.0%
The increase of $24.6 million in gross loans during the fourth quarter of 2017 was primarily a result of new loan growth and client acquisition. During the fourth quarter of 2017, we secured new commercial loan commitments of $60.1 million, of which $46.5 million were funded at December 31, 2017. Our total commercial loan commitments increased to $623.5 million at December 31, 2017 from $614.1 million at September 30, 2017, while the utilization rate of commercial commitments increased to 63.2% at December 31, 2017 from 59.4% at September 30, 2017.
Deposits

	December 31, 2017	September 30, 2017	December 31, 2016
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$338,273	$320,248	$332,573
Interest-bearing checking accounts	89,179	92,467	75,366
Money market and savings deposits	350,605	314,002	335,453
Certificates of deposit	361,336	327,803	257,908
Totals	$1,139,393	$1,054,520	$1,001,300
The increase in our total deposits from September 30, 2017 to December 31, 2017 is primarily attributable to an increase of $14.7 million in our checking accounts, an increase of $36.6 million in money market and savings deposits, and an increase of $33.5 million in our certificates of deposit. The increase in our core deposits is primarily the result of new client acquisition. The increase in our certificates of deposit is primarily the result of our decision to increase the rate of interest paid on our certificates of deposit due to the rising interest rate environment. Lower priced core deposits decreased to 68% of total deposits, while higher priced certificates of deposit increased to 32% of total deposits at December 31, 2017, as compared to 69% and 31% of total deposits, respectively, at September 30, 2017.

Asset Quality
Nonperforming Assets

	2017				2016
	December 31	September 30	June 30	March 31	December 31
	($ in thousands)
Total non-performing loans	$5,910	$10,279	$22,393	$25,659	$24,897
Other non-performing assets	36	95	181	58	—
Total non-performing assets	$5,946	$10,374	$22,574	$25,717	$24,897
90-day past due loans	$2,125	$2,212	$12,261	$15,838	$14,949
Total classified assets	$12,925	$19,116	$31,623	$37,114	$53,901
Allowance for loan and lease losses	$14,196	$15,048	$17,178	$16,794	$16,801
Allowance for loan and lease losses /gross loans	1.33%	1.45%	1.65%	1.77%	1.78%
Allowance for loan and lease losses /total assets	1.07%	1.25%	1.42%	1.42%	1.47%
Ratio of allowance for loan and lease losses to nonperforming loans	240.20%	146.40%	76.71%	65.45%	67.48%
Ratio of nonperforming assets to total assets	0.45%	0.86%	1.86%	2.18%	2.18%
Net quarterly charge-offs (recoveries) to gross loans	0.08%	0.20%	(0.04)%	—%	(0.02)%
Nonperforming assets at December 31, 2017 decreased $4.4 million from September 30, 2017 primarily as a result of a decrease in non-performing loans in the fourth quarter of 2017. The decrease in our non-performing loans resulted primarily from $332 thousand of payoffs or paydowns on our nonaccrual loans, upgrades of $3.3 million, charge-offs of $1.6 million, and the transfer of $58 thousand to other foreclosed assets, partially offset by the addition of three new loan relationships totaling $869 thousand during the three months ended December 31, 2017.
Our classified assets decreased by $6.2 million from $19.1 million at September 30, 2017 to $12.9 million at December 31, 2017. The decrease is primarily related to principal payments of $806 thousand, upgrades of $3.6 million, charge-offs of $1.5 million, and the sale of our collateralized mortgage obligations of $382 thousand during the three months ended December 31, 2017, partially offset by $78 thousand of additions during the same period.
Allowance for loan and lease losses

	2017				2016
	December 31	September 30	June 30	March 31	December 31
	($ in thousands)
Balance at beginning of quarter	$15,048	$17,178	$16,794	$16,801	$16,642
Charge offs	(1,449)	(2,275)	(556)	(456)	(113)
Recoveries	597	145	940	449	272
Provision	—	—	—	—	—
Balance at end of quarter	$14,196	$15,048	$17,178	$16,794	$16,801
At December 31, 2017, the allowance for loan and lease losses (“ALLL”) totaled $14.2 million, which was approximately $852 thousand less than at September 30, 2017 and $2.6 million less than at December 31, 2016. The ALLL activity during the three months ended December 31, 2017 included net charge-offs of $852 thousand. There was no provision for loan and lease losses during the period, primarily attributable to reserves for new loans being offset by a decline in classified assets. Of the $1.4 million in gross charge-offs during the three months ended December 31, 2017, $1.0 million related to one loan relationship that was previously on nonaccrual status. The ratio of the ALLL-to-total loans outstanding as of December 31, 2017 was 1.33% as compared to 1.45% and 1.78% as of September 30, 2017 and December 31, 2016, respectively.
Capital Resources
At December 31, 2017, we had total regulatory capital on a consolidated basis of $147.6 million, and the Bank had total regulatory capital of $137.6 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.6% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at December 31, 2017, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2017		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$147,551	12.4%	N/A	N/A
Bank	137,581	11.6%	$118,664	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$116,005	9.8%	N/A	N/A
Bank	123,035	10.4%	$77,132	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$133,005	11.2%	N/A	N/A
Bank	123,035	10.4%	$94,931	At least 8.0
Tier 1 Capital to Average Assets:
Company	$133,005	10.7%	N/A	N/A
Bank	123,035	9.9%	$62,251	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (“SEC”) and will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2017, which we expect to file with the SEC during the first quarter of 2018.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	Dec '17 vs Sep '17 % Change	Dec '17 vs Dec '16 % Change	December 31, 2017	December 31, 2016	% Change
Total interest income	$13,812	$14,025	$10,612	(1.5)%	30.2%	$51,573	$41,000	25.8%
Total interest expense	2,542	2,020	1,462	25.8%	73.9%	7,831	5,477	43.0%
Net interest income	11,270	12,005	9,150	(6.1)%	23.2%	43,742	35,523	23.1%
Provision for loan and lease losses	—	—	—	—%	—%	—	19,870	(100.0)%
Net interest income after provision for loan and lease losses	11,270	12,005	9,150	(6.1)%	23.2%	43,742	15,653	179.4%
Non-interest income:
Service fees on deposits and other banking services	362	346	292	4.6%	24.0%	1,347	1,093	23.2%
Net loss on sale of securities available for sale	(4)	—	—	(100.0)%	—%	(4)	—	(100.0)%
Net gain on sale of small business administration loans	—	—	—	—%	—%	—	40	(100.0)%
Net loss on sale of other assets	(24)	(16)	(527)	50.0%	(95.4)%	(37)	(527)	(93.0)%
Other non-interest income	675	634	500	6.5%	35.0%	3,068	2,331	31.6%
Total non-interest income	1,009	964	265	4.7%	280.8%	4,374	2,937	48.9%
Non-interest expense:
Salaries and employee benefits	5,807	5,796	4,897	0.2%	18.6%	22,977	21,817	5.3%
Occupancy and equipment	1,086	1,089	1,156	(0.3)%	(6.1)%	4,292	4,863	(11.7)%
Professional Fees	1,233	958	1,611	28.7%	(23.5)%	4,215	4,046	4.2%
OREO expenses	—	—	—	—%	—%	—	(70)	(100.0)%
FDIC Expense	214	294	275	(27.2)%	(22.2)%	1,073	950	12.9%
Other non-interest expense	1,768	1,039	1,326	70.2%	33.3%	5,201	4,795	8.5%
Total non-interest expense	10,108	9,176	9,265	10.2%	9.1%	37,758	36,401	3.7%
Income (loss) before income taxes	2,171	3,793	150	(42.8)%	1,347.3%	10,358	(17,811)	(158.2)%
Income tax (benefit) expense	(241)	37	(159)	(751.4)%	51.6%	(91)	16,832	(100.5)%
Net income (loss)	$2,412	$3,756	$309	(35.8)%	680.6%	$10,449	$(34,643)	(130.2)%
Basic income per common share:
Net income (loss) available to common shareholders	$0.10	$0.16	$0.01	(37.5)%	900.0%	$0.45	$(1.51)	(129.8)%
Diluted income per common share:
Net income (loss) available to common shareholders	$0.10	$0.16	$0.01	(37.5)%	900.0%	$0.45	$(1.51)	(129.8)%
Weighted average number of common shares outstanding:
Basic	23,203	23,193	23,002	—%	0.9%	23,181	22,959	1.0%
Diluted	23,401	23,331	23,076	0.3%	1.4%	23,312	22,959	1.5%
Ratios from continuing operations(1):
Return on average assets	0.77%	1.26%	0.11%			0.88%	(3.13)%
Return on average equity	8.55%	13.82%	1.22%			9.78%	(27.56)%
Efficiency ratio	82.32%	70.75%	98.41%			78.47%	94.65%
____________________

(1)	Ratios and net interest margin for the three months ended December 31, 2017, September 30, 2017 and December 31, 2016 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	December 31, 2017	December 31, 2016	Increase/ (Decrease)

Cash and due from banks	$12,198	$16,789	(27.3)%
Interest bearing deposits with financial institutions(1)	186,010	122,056	52.4%
Interest bearing time deposits	2,920	3,669	(20.4)%
Investment securities (including stock)	47,845	51,650	(7.4)%
Loans (net of allowances of $14,196 and $16,801, respectively)	1,053,201	931,525	13.1%
Other assets	20,430	15,000	36.2%
Total assets	$1,322,604	$1,140,689	15.9%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$338,273	$332,573	1.7%
Interest bearing deposits
Interest checking	89,179	75,366	18.3%
Savings/money market	350,605	335,453	4.5%
Certificates of deposit	361,336	257,908	40.1%
Total interest bearing deposits	801,120	668,727	19.8%
Total deposits	1,139,393	1,001,300	13.8%
Other borrowings	40,866	15,000	172.4%
Other liabilities	11,942	7,143	67.2%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,209,728	1,040,970	16.2%
Shareholders’ equity	112,876	99,719	13.2%
Total Liabilities and Shareholders’ Equity	$1,322,604	$1,140,689	15.9%
Tangible book value per share	$4.86	$4.33	12.2%
Tangible book value per share, as adjusted(2)	$4.91	$4.41	11.3%
Shares outstanding	23,232,515	23,004,668	1.0%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$143,445	$474	1.31%	$104,968	$335	1.27%	$169,251	$229	0.54%
Securities available for sale and stock(2)	48,892	307	2.49%	49,033	304	2.46%	53,687	504	3.73%
Loans(3)	1,039,447	13,031	4.97%	1,019,253	13,386	5.21%	886,952	9,879	4.43%
Total interest-earning assets	1,231,784	13,812	4.45%	1,173,254	14,025	4.74%	1,109,890	10,612	3.80%
Noninterest-earning assets
Cash and due from banks	15,031			13,801			15,304
All other assets	649			(2,099)			(1,853)
Total assets	1,247,464			1,184,956			1,123,341
Interest-bearing liabilities:
Interest-bearing checking accounts	$84,236	$93	0.44%	$93,597	$104	0.44%	$75,010	$54	0.29%
Money market and savings accounts	317,609	779	0.97%	323,825	761	0.93%	336,867	567	0.67%
Certificates of deposit	354,616	1,294	1.45%	304,404	980	1.28%	260,926	686	1.05%
Other borrowings	14,491	201	5.50%	652	2	1.22%	326	1	1.22%
Junior subordinated debentures	17,527	175	3.96%	17,527	173	3.92%	17,527	154	3.50%
Total interest bearing liabilities	788,479	2,542	1.28%	740,005	2,020	1.08%	690,656	1,462	0.84%
Noninterest bearing liabilities
Demand deposits	338,857			329,168			325,109
Accrued expenses and other liabilities	8,181			7,959			7,043
Shareholders' equity	111,947			107,824			100,533
Total liabilities and shareholders' equity	1,247,464			1,184,956			1,123,341
Net interest income		$11,270			$12,005			9,150
Net interest income/spread			3.17%			3.66%			2.96%
Net interest margin			3.63%			4.06%			3.28%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Year Ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$123,761	$1,379	1.11%	$162,585	$842	0.52%
Securities available for sale and stock(2)	49,745	1,237	2.49%	57,135	1,578	2.76%
Loans(3)	996,696	48,957	4.91%	857,666	38,580	4.50%
Total interest-earning assets	1,170,202	51,573	4.41%	1,077,386	41,000	3.81%
Noninterest-earning assets
Cash and due from banks	14,482			15,533
All other assets	(1,116)			14,550
Total assets	1,183,568			1,107,469
Interest-bearing liabilities:
Interest-bearing checking accounts	$87,771	$347	0.40%	$60,024	$162	0.27%
Money market and savings accounts	334,703	2,859	0.85%	327,401	2,048	0.63%
Certificates of deposit	298,531	3,752	1.26%	263,569	2,610	0.99%
Other borrowings	4,538	203	4.47%	7,407	75	1.01%
Junior subordinated debentures	17,527	670	3.82%	17,527	582	3.32%
Total interest bearing liabilities	743,070	7,831	1.05%	675,928	5,477	0.81%
Noninterest bearing liabilities
Demand deposits	326,105			299,447
Accrued expenses and other liabilities	7,566			6,380
Shareholders' equity	106,827			125,714
Total liabilities and shareholders' equity	1,183,568			1,107,469
Net interest income		$43,742			$35,523
Net interest income/spread			3.36%			3.00%
Net interest margin			3.74%			3.30%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.